As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANUWAVE Health, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-1176000
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9600 West 76th Street
Eden Prairie, Minnesota 55344
(Address of principal executive offices and zip code)

SANUWAVE Health, Inc. 2024 Equity Incentive Plan
(Full title of the plan)

Morgan C. Frank
Chief Executive Officer
SANUWAVE Health, Inc.
9600 West 76th Street
Eden Prairie, Minnesota 55344
(952) 656-1029
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Ben A. Stacke
Griffin D. Foster
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register an additional 500,000 shares of common stock, $0.001 par value per share (“Common Stock”), of SANUWAVE Health, Inc. (the “Company”) reserved for issuance under the Company’s 2024 Equity Incentive Plan, as amended and restated as of August 19, 2025 (the “Plan”). Shares of the Company’s Common Stock issuable under the Plan were previously registered pursuant to a Registration Statement on Form S-8 (No. 333-282726) filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2024. Such Registration Statement is currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 20, 2025;

•the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the Commission on May 8, 2025 and August 7, 2025, respectively;

•the Company’s Current Reports on Form 8-K filed (but not furnished) on January 10, 2025, January 15, 2025, March 7, 2025, March 31, 2025, April 14, 2025, May 15, 2025, as amended on May 21, 2025, May 29, 2025, June 3, 2025, June 26, 2025, July 31, 2025, and August 20, 2025; and

•the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on March 6, 2025, and any and all amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada General Corporation Law (the “NGCL”) provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) such act or omission constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

Our Amended and Restated Bylaws (the “Bylaws”) and contractual arrangements with certain of the Company’s directors and officers provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law. The Bylaws and these contractual arrangements also require the Company to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Bylaws also permit the Company to purchase and maintain insurance on behalf of any director or officer for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses. In addition, the Company has a directors’ and officers’ liability policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Form 10-SB filed with the Commission on December 18, 2007).

4.2	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to Appendix A to the Definitive Schedule 14C filed with the Commission on October 16, 2009).

4.3	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit A to the Definitive Schedule 14C filed with the Commission on April 16, 2012).

4.4	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on March 7, 2025).

4.5
Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company dated March 14, 2014 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on March 18, 2014).

4.6	Certificate of Amendment to the Articles of Incorporation, dated September 8, 2015 (Incorporated by reference to Exhibit 3.6 to the Form 10-K filed with the Commission on March 30, 2016).

4.7
Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company dated January 12, 2016 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on January 19, 2016).

4.8
Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Company dated January 31, 2020 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on February 6, 2020).

4.9	Certificate of Designation of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on May 20, 2020).

4.10	Certificate of Amendment of the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on January 5, 2021).

4.11	Certificate of Amendment of the Articles of Incorporation, dated January 31, 2023 (Incorporated by reference to Exhibit 3.12 to the Form S-1/A filed with the Commission on January 31, 2023).

4.12	Certificate of Amendment of the Articles of Incorporation, effective as of October 18, 2024 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on October 18, 2024).

4.13
SANUWAVE Health, Inc. 2024 Equity Incentive Plan, as amended and restated as of August 19, 2025 (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the Commission on August 20, 2025).

5.1	Opinion of [Lex Tecnica, Ltd.]

23.1	Consent of [Lex Tecnica, Ltd.] (included in Exhibit 5.1)

23.2	Consent of Marcum LLP

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on August 22, 2025.

SANUWAVE Health, Inc.

By:	/s/ Morgan C. Frank
Name: Morgan C. Frank Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of SANUWAVE Health, Inc., hereby severally constitute and appoint Morgan C. Frank and Peter Sorensen, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 22, 2025 by the following persons in the capacities indicated.

Signature	Title

/s/ Morgan C. Frank	Chief Executive Officer and Chairman of the Board of Directors
Name: Morgan C. Frank	(Principal Executive Officer)

/s/ Peter Sorensen	Chief Financial Officer
Name: Peter Sorensen	(Principal Financial Officer and Principal Accounting Officer)
/s/ Gregory Bazar	Director
Gregory Bazar

/s/ Jeffrey Blizard	Director
Name: Jeffrey Blizard

/s/ Ian Miller	Director
Name: Ian Miller

/s/ James Tyler	Director
Name: James Tyler